Exhibit (99)

S&P GLOBAL REPORTS
FIRST QUARTER RESULTS

Revenue was Essentially Unchanged

Diluted EPS Decreased 14% to $1.65

Adjusted Diluted EPS Increased 5% to $2.11

Operating Profit Margin Declined 40 Basis Points to 44.9%

Adjusted Operating Profit Margin Improved 40 Basis Points to 47.3%

Recently Launched Targeted ESG Products in Ratings and Indices

New York, NY, May 2, 2019 – S&P Global (NYSE: SPGI) today reported first quarter 2019 results with revenue of $1,571 million, essentially unchanged compared to the same period last year. On an organic basis, and excluding the unfavorable impact from foreign exchange, revenue increased 1%.

Net income decreased 16% to $410 million and diluted earnings per share decreased 14% to $1.65 as gains from a lower tax rate and lower share count were more than offset by a $113 million pre-tax, non-cash charge associated with the frozen U.S. defined benefit pension plan due to a partial pension risk transfer to an insurance company. Adjusted net income increased 3% to $524 million and adjusted diluted earnings per share increased 5% to $2.11. The adjustments in the first quarter of 2019 were associated with the U.S. pension liability, deal-related amortization, and Kensho retention-related expenses.

“The markets have come a long way since the depths of December as they began to stabilize in the second week of January,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “We don't let market disruptions interfere with our business plans. During the quarter we continued to execute on our strategic investments – fueling new product launches, technology projects, and improved productivity across the Company as we continue to Power the Markets of the Future.”

The Company has added to its suite of ESG products with two important launches. S&P Dow Jones Indices (S&P DJI) is launching a global family of ESG indices utilizing S&P DJI ESG scores. Based upon the iconic S&P 500®, the first to launch was the S&P 500® ESG Index. In addition, S&P Global Ratings launched ESG Evaluations – a cross-sector, relative analysis of an entity’s ability to operate successfully in the future and optimize long-term stakeholder value in light of its natural and social environment and the quality of its governance.

Exhibit (99)

Profit Margin: The Company’s operating profit margin decreased 40 basis points to 44.9% primarily due our investment in artificial intelligence and analytics through the acquisition of Kensho in April 2018. The adjusted operating profit margin increased 40 basis points to 47.3% primarily due to the 460 basis point improvement at S&P Global Market Intelligence and because the first quarter of 2018 included a $20 million contribution to the S&P Global Foundation.

Return of Capital: During the first quarter, the Company returned $785 million to shareholders through a combination of $141 million in dividends, $144 million in open market share repurchases, and the execution of the $500 million ASR that was initiated in early February.

Market Intelligence: Revenue increased 10% to $482 million in the first quarter of 2019 with more than 10% growth in both Credit Risk Solutions and Data Management Solutions and high single-digit growth in Desktop. Quarterly operating profit increased 31% to $145 million. The operating profit margin improved 490 basis points to 30.0% as revenue gains outpaced expenses. Adjusted operating profit increased 27% to $163 million. Adjusted operating profit margin improved 460 basis points to 33.8%.

Ratings: Revenue decreased 7% to $696 million in the first quarter. Transaction revenue decreased 10% to $331 million due primarily to lower bank loan ratings activity. Non-transaction revenue decreased 4% to $365 million primarily due to foreign exchange rates, lower Rating Evaluation Service activity and CRISIL, partially offset by increased inter-segment royalties from Market Intelligence.

U.S. revenue decreased 6%. International revenue declined 9% with gains in Asia-Pacific and Canada more than offset by declines in EMEA and Latin America. International represented 43% of first quarter revenue.

Operating profit decreased 11% to $363 million and the operating profit margin declined 240 basis points to 52.2% compared to the first quarter of 2018 due to lower revenue. Adjusted operating profit decreased 11% to $364 million and the adjusted operating profit margin declined 240 basis points to 52.3%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 2% to $217 million in the first quarter of 2019 due primarily to a 9% gain in asset-linked fees and a 28% increase in Data & Custom Subscriptions, partially offset by a 32% decline in exchange-traded derivative fees.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 2% year-over-year.

Operating profit increased 1% to $149 million and the operating profit margin decreased 110 basis points to 68.8% with a less favorable revenue mix due to the decline in exchange-traded derivative fees. Adjusted operating profit increased 1% to $151 million and the adjusted operating profit margin declined 100 basis points to 69.5%. Operating profit attributable to the Company was unchanged at $109 million. Adjusted operating profit attributable to the Company increased 1% to $111 million.

Platts: Revenue increased 5% to $207 million with growth in both the core subscription business and Global Trading Services. Quarterly operating profit increased 5% to $94 million and the operating profit

Exhibit (99)

margin was unchanged at 45.7%. Adjusted operating profit increased 4% to $98 million and adjusted operating profit margin decreased 60 basis points to 47.4%.

Corporate Unallocated: Corporate Unallocated includes non-allocated corporate expenses. This category was unchanged at $46 million as the addition of Kensho expenses, including retention-related expenses, were offset by a $20 million contribution to the S&P Global Foundation in the prior period. Adjusted Corporate Unallocated improved 30% to $32 million as the $20 million contribution to the S&P Global Foundation in the prior period did not recur.

Provision for Income Taxes: The Company’s effective tax rates in the first quarter of 2019 and 2018 were 19.9% and 21.6%, respectively. The Company’s adjusted effective tax rate decreased to 20.9% in the first quarter of 2019 compared to 21.7% in the same period last year.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the first quarter were $1.4 billion. In the first three months of 2019, cash provided by operating activities was $293 million, cash used for investing activities was $21 million, and cash used for financing activities was $829 million. Free cash flow was $255 million, a decrease of $22 million from the same period in 2018 primarily due to an increase in accounts receivable and the settlement of prior-year tax audits. Free cash flow, excluding the settlement of prior-year tax audits, was $306 million.

Outlook: The Company’s 2019 GAAP diluted EPS guidance is changed from a range of $8.50 to $8.70 to a new range of $8.16 to $8.36 to reflect the non-cash charge associated with the U.S. pension plan. Adjusted diluted EPS guidance remains unchanged in a range of $8.95 to $9.15.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 7 and 8. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2019 earnings results on a conference call scheduled for today, May 2, at 8:30 a.m. EDT. Additional information

Exhibit (99)

presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=21920. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until June 1, 2019. U.S. participants may call (866) 352-7720; international participants may call +1 (203) 369-0078 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪
worldwide economic, financial, political and regulatory conditions, including geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

▪
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪
the impact of the recent acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; any failure to attract and retain key employees; and the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for unauthorized access to our systems or a system or network disruption that results in improper disclosure of confidential information or data, regulatory penalties and remedial costs;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

Exhibit (99)

▪
the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances and the potentially adverse impact of increased access to cash resulting from the Tax Cuts and Jobs Act;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;

▪	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

▪	consolidation in the Company’s end-customer markets;

▪	the introduction of competing products or technologies by other companies;

▪	the impact of customer cost-cutting pressures, including in the financial services industry and commodities markets;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	our ability to attract, incentivize and retain key employees;

▪
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our offerings in the European Union and United Kingdom, particularly in the event of the United Kingdom's departure without an agreement on terms with the European Union;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪	changes in applicable tax or accounting requirements, including the impact of the Tax Cuts and Jobs Act in the U.S.;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Item 1a, Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global

Exhibit (99)

S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 21,000 employees in 33 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit (99)
Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2019 and 2018
(dollars in millions, except per share data)

(unaudited)	2019	2018	% Change

Revenue	$1,571	$1,567	—%
Expenses	866	856	1%
Operating profit	705	711	(1)%
Other expense (income), net	103	(4)	N/M
Interest expense, net	36	34	6%
Income before taxes on income	566	681	(17)%
Provision for taxes on income	113	147	(23)%
Net income	453	534	(15)%
Less: net income attributable to noncontrolling interests	(43)	(43)	—%
Net income attributable to S&P Global Inc.	$410	$491	(16)%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.66	$1.94	(14)%
Diluted	$1.65	$1.93	(14)%

Weighted-average number of common shares outstanding:
Basic	246.7	252.4
Diluted	248.3	254.4

Actual shares outstanding at period end	246.1	249.4

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit (99)
Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
March 31, 2019 and December 31, 2018
(dollars in millions)

(unaudited)	March 31,	December 31,
	2019	2018

Assets:
Cash, cash equivalents, and restricted cash	$1,436	$1,958
Other current assets	1,746	1,646
Total current assets	3,182	3,604
Property and equipment, net	268	270
Right of use assets	675	—
Goodwill and other intangible assets, net	5,025	5,059
Other non-current assets	570	525
Total assets	$9,720	$9,458

Liabilities and Equity:
Unearned revenue	1,689	1,641
Other current liabilities	966	988
Long-term debt	3,663	3,662
Lease liabilities — non-current	617	—
Pension, other postretirement benefits and other non-current liabilities	750	863
Total liabilities	7,685	7,154
Redeemable noncontrolling interest	1,647	1,620
Total equity	388	684
Total liabilities and equity	$9,720	$9,458

Exhibit (99)
Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2019 and 2018
(dollars in millions)

(unaudited)	2019	2018

Operating Activities:
Net income	$453	$534
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	20	21
Amortization of intangibles	32	24
Deferred income taxes	10	15
Stock-based compensation	12	13
Pension settlement charge, net of taxes	85	—
Other	15	9
Accrued legal settlements	(1)	(29)
Net changes in other operating assets and liabilities	(333)	(227)
Cash provided by operating activities	293	360

Investing Activities:
Capital expenditures	(20)	(33)
Acquisitions, net of cash acquired	(1)	(57)
Changes in short-term investments	—	3
Cash used for investing activities	(21)	(87)

Financing Activities:
Dividends paid to shareholders	(141)	(127)
Distributions to noncontrolling interest holders, net	(18)	(50)
Repurchase of treasury shares	(644)	(1,100)
Exercise of stock options, employee withholding tax on share-based payments, and other	(26)	(39)
Cash used for financing activities	(829)	(1,316)
Effect of exchange rate changes on cash	35	20
Net change in cash, cash equivalents, and restricted cash	(522)	(1,023)
Cash, cash equivalents, and restricted cash at beginning of period	1,958	2,779
Cash, cash equivalents, and restricted cash at end of period	$1,436	$1,756

Exhibit (99)
Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2019 and 2018
(dollars in millions)

(unaudited)	Revenue

	2019	2018	% Change

Ratings	$696	$748	(7)%
Market Intelligence	482	439	10%
Platts	207	196	5%
Indices	217	212	2%
Intersegment Elimination	(31)	(28)	(8)%
Total revenue	$1,571	$1,567	—%

	Expenses

	2019	2018	% Change

Ratings (a)	$333	$340	(2)%
Market Intelligence (b)	337	329	3%
Platts (c)	113	106	5%
Indices (d)	68	63	6%
Corporate Unallocated expense (e)	46	46	1%
Intersegment Elimination	(31)	(28)	(8)%
Total expenses	$866	$856	1%

	Operating Profit

	2019	2018	% Change

Ratings (a)	$363	$408	(11)%
Market Intelligence (b)	145	110	31%
Platts (c)	94	90	5%
Indices (d)	149	149	1%
Total reportable segments	751	757	(1)%
Corporate Unallocated (e)	(46)	(46)	(1)%
Total operating profit	$705	$711	(1)%

Note - In the fourth quarter of 2018, Trucost plc ("Trucost") was integrated from Indices into Market Intelligence and historical reporting was retroactively revised to reflect the change.

(a)	2019 includes amortization of intangibles from acquisitions of $1 million.

(b)	2019 and 2018 includes amortization of intangibles from acquisitions of $18 million.

(c)	2019 and 2018 includes amortization of intangibles from acquisitions of $3 million and $5 million, respectively.

(d)	2019 and 2018 includes amortization of intangibles from acquisitions of $1 million.

(e)	2019 includes Kensho retention related expense of $7 million and amortization of intangibles from acquisitions of $8 million.

Exhibit (99)
Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2019 and 2018
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		2019	2018	% Change

Ratings	Operating profit	$363	$408	(11)%
	Deal-related amortization	1	—
	Adjusted operating profit	$364	$408	(11)%

Market Intelligence	Operating profit	$145	$110	31%
	Deal-related amortization	18	18
	Adjusted operating profit	$163	$128	27%

Platts	Operating profit	$94	$90	5%
	Deal-related amortization	3	5
	Adjusted operating profit	$98	$95	4%

Indices	Operating profit	$149	$149	1%
	Deal-related amortization	1	1
	Adjusted operating profit	$151	$150	1%

Total segments	Operating profit	$751	$757	(1)%
	Deal-related amortization	24	24
	Adjusted segment operating profit	$775	$781	(1)%

Corporate Unallocated	Corporate Unallocated	$(46)	$(46)	(1)%
	Non-GAAP adjustments (a)	7	—
	Deal-related amortization	8	—
	Adjusted Corporate Unallocated	$(32)	$(46)	30%

Total SPGI	Operating profit	$705	$711	(1)%
	Non-GAAP adjustments (a)	7	—
	Deal-related amortization	32	24
	Adjusted operating profit	$743	$735	1%

Adjusted Other Expense (Income), Net

(unaudited)	2019	2018	% Change

Other expense (income), net	$103	$(4)	N/M
Non-GAAP Adjustments (b)	(113)	—
Adjusted other expense (income), net	$(10)	$(4)	N/M

Exhibit (99)
Exhibit 5

Adjusted Provision for Income Taxes

(unaudited)	2019	2018	% Change

Provision for income taxes	$113	$147	(23)%
Non-GAAP adjustments (a) (b)	29	—
Deal-related amortization	8	6
Adjusted provision for income taxes	$150	$153	(2)%

Adjusted Effective Tax Rate

(unaudited)	2019	2018	% Change

Adjusted operating profit	$743	$735	1%
Adjusted other expense (income), net	(10)	(4)
Interest expense, net	36	34
Adjusted income before taxes on income	717	705	2%
Adjusted provision for income taxes	150	153
Adjusted effective tax rate [1]	20.9%	21.7%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2019		2018		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

As reported	$410	$1.65	$491	$1.93	(16)%	(14)%
Non-GAAP adjustments (a) (b)	90	0.36	—	—
Deal-related amortization	24	0.10	18	0.07
Adjusted	$524	$2.11	$509	$2.00	3%	5%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 52%, 34%, 47% and 69% for the three months ended March 31, 2019. Adjusted operating margin for the Company was 47% for the three months ended March 31, 2019.

(a)	2019 includes Kensho retention related expense of $7 million ($5 million after-tax).

(b)	2019 includes a pension related charge of $113 million ($85 million after-tax).

Exhibit (99)
Exhibit 6

S&P Global
Revenue Information
Three months ended March 31, 2019 and 2018
(dollars in millions)

Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change

Non-Subscription / Transaction (a)	$331	$368	(10)%	$10	$9	—%	$2	$2	(11)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	365	380	(4)%	—	—	N/M	—	—	N/M	—	—	N/M	(31)	(28)	(8)%
Subscription (c)	—	—	N/M	467	425	10%	191	181	5%	40	31	28%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	5	5	(3)%	—	—	N/M	143	131	9%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	14	13	7%	34	50	(32)%	—	—	N/M
Total revenue	$696	$748	(7)%	$482	$439	10%	$207	$196	5%	$217	$212	2%	$(31)	$(28)	(8)%

N/M - not meaningful

(a)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

(b)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $29 million and $26 million for the three months ended March 31, 2019, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

(c)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

(d)	Asset-linked fees primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2019	2018	% Change	2019	2018	% Change

Ratings	$398	$422	(6)%	$298	$326	(9)%
Market Intelligence	305	290	5%	177	149	19%
Platts	69	69	—%	138	127	8%
Indices	183	184	(1)%	34	28	21%
Intersegment elimination	(12)	(12)	(2)%	(19)	(16)	16%
Total revenue	$943	$953	(1)%	$628	$614	2%

Exhibit (99)

Exhibit 7

S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2019 and 2018
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2019	2018
Cash provided by operating activities	$293	$360
Capital expenditures	(20)	(33)
Distributions to noncontrolling interest holders, net	(18)	(50)
Free cash flow	$255	$277
Settlement of prior-year tax audits	50	—
Payment of legal settlements	1	29
Tax benefit from legal settlements	—	(7)
Free cash flow excluding certain items	$306	$299

 S&P Global Organic Revenue

(unaudited)	2019	2018	% Change
Total revenue	$1,571	$1,567	—%
Ratings acquisition	(2)	(1)
Market Intelligence acquisitions	(8)	(1)
Total adjusted revenue	$1,561	$1,565	—%

Organic revenue constant currency basis	$1,575	$1,565	1%

Ratings Organic Revenue

(unaudited)	2019	2018	% Change
Ratings revenue	$696	$748	(7)%
Acquisition	(2)	(1)
Adjusted Ratings revenue	$694	$747	(7)%

Market Intelligence Organic Revenue

(unaudited)	2019	2018	% Change
Market Intelligence revenue	$482	$439	10%
Acquisitions	(8)	(1)
Adjusted Market Intelligence revenue	$474	$438	8%

Adjusted Indices Net Operating Profit

(unaudited)	2019	2018	% Change
Adjusted operating profit	$151	$150	1%
Less: income attributable to NCI	40	40
Adjusted Net Operating Profit	$111	$110	1%

Exhibit (99)

Exhibit 8

S&P Global
 Non-GAAP Guidance

Reconciliation of 2019 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$8.16	$8.36
Deal-related amortization	0.38	0.38
Pension settlement charge	0.34	0.34
Compensation for replacement equity awards and retention plans	0.07	0.07
Non-GAAP Diluted EPS	$8.95	$9.15